UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Check the appropriate box:
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

The Duckhorn Portfolio, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Duckhorn Portfolio, Inc.
1201 Dowdell Lane
St. Helena, CA 94574
Dear Stockholders:
You are cordially invited to attend The Duckhorn Portfolio, Inc. Annual Meeting of Stockholders (the “Annual Meeting”) on January 20, 2023 at 9:30 AM Pacific Time. This year’s Annual Meeting will be held virtually. Stockholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/NAPA2023 by entering the 16-digit control number provided on their Notice (as defined below). This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure stockholders access and participation.
On or about November 23, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2022 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.
We hope that you will be able to join us on January 20, 2023.
Sincerely,

Alex Ryan

President, Chief Executive Officer and
Chairman of the Board of Directors
IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING
The Notice includes your control number, which will serve as an admission ticket for one stockholder to attend the Annual Meeting. On or about November 23, 2022, we also first mailed the proxy statement and the enclosed proxy card to certain stockholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one stockholder to attend the Annual Meeting virtually. Stockholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, November 21, 2022.

The Duckhorn Portfolio, Inc.
1201 Dowdell Lane
St. Helena, CA 94574
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The Fiscal 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of The Duckhorn Portfolio, Inc. (the “Company”) will be held on January 20, 2023. The Annual Meeting will be held in a virtual format at www.virtualshareholdermeeting.com/NAPA2023, and you may access the Annual Meeting by entering the 16-digit control number provided on your Notice. Login will be available starting on January 20, 2023 at 9:15 AM Pacific Time. The meeting will begin promptly on January 20, 2023 at 9:30 AM Pacific Time for the following purposes:
1.	Election of the three director nominees named in the Proxy Statement to serve until the annual meeting of stockholders occurring in the fiscal year ending July 31, 2026 (“Fiscal 2026”);
2.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending July 31, 2023 (“Fiscal 2023”);
3.	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers;
4.	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company; and
5.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
These proposals are more fully described in the Proxy Statement accompanying this Notice.
November 21, 2022 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 calendar days in advance of the meeting. Please contact legal@duckhorn.com to make arrangements to view the list. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.
If you need assistance voting your shares, please call Broadridge Financial Solutions, Inc. technical support at (844) 986-0822 (domestic) or (303) 562-9302 (international).
You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to me in St. Helena, California, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered stockholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial stockholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to enter a control number showing proof of ownership to attend the meeting.
We look forward to seeing you virtually this January. Thank you for your ongoing support of and interest in The Duckhorn Portfolio, Inc.
By Order of the Board of Directors,

Sean Sullivan

Executive Vice President,
Chief Strategy and Legal Officer
November 23, 2022
Important notice regarding the Internet availability of proxy materials for the Annual Meeting to be held on January 20, 2023. Stockholders may access, view and download the Proxy Statement and the 2022 Annual Report at www.proxyvote.com.

THE DUCKHORN PORTFOLIO, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
January 20, 2023
INTRODUCTION
This Proxy Statement provides information for stockholders of The Duckhorn Portfolio, Inc. (“we,” “us,” “our,” “Duckhorn” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.01 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/NAPA2023 at 9:30 AM Pacific Time on January 20, 2023, and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:
1.	Election of the three director nominees named in the Proxy Statement to serve until the annual meeting of stockholders occurring in the fiscal year ending July 31, 2026 (“Fiscal 2026”);
2.	Ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending July 31, 2023 (“Fiscal 2023”);
3.	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers;
4.	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company; and
5.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2022 Annual Report on Form 10-K, was mailed to stockholders on or about November 23, 2022. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	1

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
We include this Q&A section to provide brief answers to some of the questions you might have about the Annual Meeting. We encourage you to read this Proxy Statement in its entirety.
Why are we providing these materials?
The Board is providing these materials to you in connection with our Annual Meeting, which will take place on January 20, 2023, and will be held in a virtual format at www.virtualshareholdermeeting.com/NAPA2023 beginning at 9:30 AM Pacific Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend our stockholder meeting, as you will need to enter it on the day of the meeting.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid executive officers and other required information.
What proposals will be voted on at the Annual Meeting?
There are four proposals scheduled to be voted on at the Annual Meeting:
•	Election of the three director nominees named in this Proxy Statement to serve until the Fiscal 2026 annual meeting of stockholders;
•	Ratification of the appointment of PwC as our independent registered public accounting firm for Fiscal 2023;
•	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers; and
•	Approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company.
We will also consider other business that properly comes before the Annual Meeting.
What shares can I vote?
You may vote all shares of common stock that you owned as of the close of business on the record date, November 21, 2022. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank or other nominee. The proxy card will indicate the number of shares.
As of November 21, 2022, there were 115,184,161 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at 1201 Dowdell Lane, St. Helena, CA 94574 for a period of at least ten calendar days prior to the Annual Meeting for examination by any stockholder.
What are the voting rights of stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting.
2	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

What is the difference between being a stockholder of record and a beneficial owner?
Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
•
Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.

•
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?
If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:
•
During the meeting – You may attend the Annual Meeting and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

•	By proxy – Stockholders of record have a choice of voting by proxy or during the meeting:
○	over the Internet at www.virtualshareholdermeeting.com/NAPA2023;
○	by using a toll-free telephone number noted on your proxy card; or
○	by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.
If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	3

What is a proxy holder?
We are designating Alex Ryan, our President, Chief Executive Officer and Chairman of the Board, and Sean Sullivan, our Executive Vice President, Chief Strategy and Legal Officer, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.
How does the Board recommend that I vote?
The Board recommends that you vote your shares:
•	“FOR” the election of the Board’s nominees;
•	“FOR” the ratification of the appointment of PwC;
•	To hold future advisory votes on the compensation of our named executive officers every “THREE YEARS”; and
•	“FOR” the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company.
May my broker vote for me?
If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2 (the selection of PwC as the Company’s independent registered public accounting firm), but not on any of the other proposals.
What are abstentions and broker non-votes?
An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.
Can I change my vote or revoke my proxy?
Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:
•	Entering a new vote online;
•	Entering a new vote by telephone;
•	Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•	Attending the Annual Meeting and voting during the meeting.
4	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

What constitutes a quorum for the Annual Meeting?
The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 115,184,161 shares of common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the election of directors (“Proposal 1”)?
Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.
What vote is required to ratify the selection of PwC as the Company’s independent registered public accounting firm for Fiscal 2022 (“Proposal 2”)?
Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.
What vote is required for the advisory approval of the frequency of future stockholder advisory votes on the compensation of our named executive officers (“Proposal 3”)?
For the approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of our named executive officers, the frequency (1-year, 2-years or 3-years) receiving the highest number of votes cast at the Annual Meeting by stockholders entitled to vote thereon will be considered the frequency preferred by the stockholders. Because the proposal to approve the frequency of the stockholder votes on the compensation paid to named executive officers is advisory, it will not be binding on us or the Board. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.
What vote is required to approve the amendment of the Company’s Amended and Restated Certificate of
Incorporation to limit the liability of certain officers of the Company (“Proposal 4”)?
Proposal 4 will be approved by the affirmative vote of a majority of the shares entitled to vote at the Annual Meeting. You may vote “for,” “against” or “abstain” Proposal 4. Abstentions and broker non-votes will have the same effect as a vote “against” Proposal 4.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
How are votes counted?
Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting in a Current Report on Form 8-K.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote and (iii) to facilitate successful proxy solicitation by the Board.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	5

Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by the Company. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call Sean Sullivan at (707) 302-2658 or send an e-mail to legal@duckhorn.com.
6	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

PROPOSAL NO. 1
Election of Directors
Our business operates under the direction of the Board, which currently consists of eight directors. In accordance with our Restated Certificate of Incorporation, the Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in the fiscal year ended July 31, 2025 (“Fiscal 2025”), the fiscal year ended July 31, 2023 (“Fiscal 2023”), and the fiscal year ended July 31, 2024 (“Fiscal 2024”), respectively. Melanie Cox, Adriel Lares and James O’Hara are the Class II directors whose terms expire at the Annual Meeting.
The Board has nominated, and stockholders are being asked to elect, Melanie Cox, Adriel Lares and James O’Hara for three-year terms expiring at our Fiscal 2026 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our Fiscal 2026 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal.
Each of the three nominees currently serves as a director of the Company. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.
The Board recommends a vote FOR the election of each of the nominees as director.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	7

BOARD OF DIRECTORS
Biographies of Director Nominees
Class II - Directors with Terms Expiring in Fiscal 2023
Director since 2021 Age: 62 Committees Audit Nominating and Corporate Governance	Melanie Cox

Ms. Cox has served as the Chief Executive Officer of Backcountry.com LLC, a leading online retailer of premium outdoor sports gear and apparel, since June 2020, and has served on its Board since March 2020. Prior to joining to Backcountry, she was an independent consultant to several private equity firms including Apax Partners, Versa Capital Management, Guardian Capital Partners, Hitachi Consulting and was an operating executive at Prentice Capital Management and Cerberus Capital Management. She has held interim CEO roles in the skincare and medical device industries in addition to the fashion retail and wholesale segments. Ms. Cox founded MBC Consulting and, from April 2017 until June 2020, and April 2009 until April 2015, Ms. Cox served as its Chief Executive Officer, where she advised private equity firms on retail strategy and diligence and held interim chief executive officer roles at rue21 and American Laser Skincare. From April 2015 through March 2017, Ms. Cox served as managing director at Versa Capital Management, a private equity firm, where she also served as Chief Executive Officer on its behalf at Wet Seal. Each of rue21 and Wet Seal filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in May 2017 and February 2017, respectively. Prior to Versa Capital Management, Ms. Cox held executive-level positions at various companies and private equity firms, including Scoop NYC, Gymboree, Urban Outfitters, Contempo Casuals, Rave Stores, Prentice Capital and Cerberus Capital Management. In July 2020, she joined the Board, as well as the audit and compensation committees, of Revolve Group, Inc., a fashion retailer. Ms. Cox completed coursework in American studies at the University of Texas at Austin. We believe Ms. Cox’s operational experience as chief executive officer and as a director of various companies qualifies her to serve on our Board.

Director since 2021 Age: 50 Committees Audit	Adriel Lares

Mr. Lares is currently the Chief Financial Officer of Stash, a subscription platform empowering middle-class Americans to invest and build wealth. He has served in that role since July 2021. From May 2016 to August 2021, Mr. Lares served as the Chief Financial Officer of Fastly, Inc., a cloud computing company. Prior to Fastly, Inc., Mr. Lares served as an advisor and CFO to Lookout, Inc., a mobile security firm. From September 2010 to February 2012, Mr. Lares served as Business Unit Manager of 3PAR Inc., a data storage and information storage software company. From January 2005 to September 2010, Mr. Lares served as Chief Financial Officer at 3PAR, including during its sale to Hewlett Packard. Mr. Lares also served in various other capacities at 3PAR, including company treasurer and director of finance. Mr. Lares is a co-founder of Memento Mori, a Napa-based winery. Mr. Lares earned his BA in Economics from Stanford University. We believe Mr. Lares’ operational experience as chief financial officer and as a director of various companies, as well as his experience as a co-founder of a winery, qualifies him to serve on our Board.

8	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

Director since 2016 Age: 56 Committees Compensation	James O’Hara

Mr. O’Hara joined TSG Consumer Partners, LLC, a private equity firm, in 1998 and has served as President since September 2008. He is a senior member of TSG Consumer Partners’ Investment Committee. Mr. O’Hara is a former practicing corporate and securities attorney and a former consultant with Bain & Company. Mr. O’Hara holds a Bachelor of Arts degree in economics and philosophy and a J.D., both from Georgetown University. We believe Mr. O’Hara’s experience as president of a private equity firm and as a director of various companies qualifies him to serve on our Board.

Biographies of Other Current Directors
Class III-Directors with Terms Expiring in Fiscal 2024
Director since 2016 Age: 64	Charles Essermann

Mr. Esserman has over 30 years of private equity investment experience and co-founded TSG Consumer Partners, where he has served as Chief Executive Officer since 1987. He is the Chair of TSG Consumer Partners’ Investment Committee. Prior to TSG Consumer Partners, Mr. Esserman was with Bain & Company. Mr. Esserman holds a Bachelor of Science in Computer Science Engineering, with top honors, from the Massachusetts Institute of Technology and a Master of Business Administration degree from Stanford University, where he was an Arjay Miller Scholar. He has served on the Board of Advisors of the Stanford Graduate School of Business and the Board of Trust of Vanderbilt University. We believe Mr. Esserman’s experience as co-founder and chief executive officer of a private equity firm and as a director of various companies qualifies him to serve on our Board.

The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	9

Director since 2021 Age: 56 Committees Audit Nominating and Corporate Governance	Michelle Gloeckler

From August 2016 to January 2019, Ms. Gloeckler was the Chief Merchant and President International at Academy Sports and Outdoors, Inc., a sporting goods retailer. She previously served as an executive at Walmart Inc., a multinational retailer, from 2009 to 2016, and led Health & Wellness, Pharmacy, Consumables, Home and Grocery categories over her career. In addition, Ms. Gloeckler led the President’s Global Council of Women Leaders and the US Manufacturing commitment for Walmart. Prior to Walmart, Ms. Gloeckler spent 21 years at The Hershey Company in various sales and marketing executive roles. Since September 2019, Ms. Gloeckler has served on the Board of BJ’s Wholesale Club, a wholesale retailer, where she sits on the nominating and governance committee. In May 2021, Ms. Gloeckler joined the Board of Holley Inc., an automotive products company, where she was appointed to chair both its compensation and talent committee and nominating and governance committee. In December 2021, Ms. Gloeckler joined the Board of Pairwise Plants LLC, an agriculture technology company, where she is the chair of the compensation committee. Ms. Gloeckler served on the Board of Benson Hill Inc., an agriculture company, and served on its audit committee from 2019 to 2021. Ms. Gloeckler is an advisor to Blendid, GO-2 Devices and is a member of the LSA Dean’s Advisory Council at University of Michigan. She has served on various non-profit boards, including Walton Arts Center, NACDS, Komen of the Ozarks, Network of Executive Women (National Chair) and United Way. Ms. Gloeckler holds a Bachelor’s degree in Communication and Psychology from the University of Michigan. We believe Ms. Gloeckler’s experience in retail, consumer products and her executive leadership qualifies her to serve on our Board.

Class I-Directors with Terms Expiring in Fiscal 2025
Director since 2012 Age: 56	Alex Ryan, Chairman

Mr. Ryan has served as our President since 2005 and our Chief Executive Officer since 2011. He has served as Chairman of the Board since 2012. He previously served as our General Manager and Chief Operating Officer beginning in 2000. Mr. Ryan moved to St. Helena in 1976 and began working at Duckhorn part-time during high school and joined the Company full-time after earning his degree in viticulture from California State University at Fresno in 1988. Mr. Ryan was the Vineyard Manager throughout the early 1990s, and later became the Vice President of Vineyard and Winery Operations. Since he became President and Chief Executive Officer, Mr. Ryan successfully launched the Migration winery brand, featuring the first Chardonnay in the Company’s three-decade history, rolled out the expanded Decoy and Decoy Limited winery brand, established Canvasback in Washington State and Postmark in California’s Central Coast region and spearheaded the acquisitions of Calera Wine Company in 2017 and Kosta Browne in 2018. Mr. Ryan was honored as the Wine Enthusiast Wine Star Awards Wine Executive of the Year in 2018. We believe Mr. Ryan’s extensive knowledge of the wine industry and his experience as a member of our management team qualifies him to serve on our Board.

10	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

Director since 2016 Age: 41 Committees Nominating and Corporate Governance	Daniel Costello

Mr. Costello joined TSG Consumer Partners in 2007 and has served as Managing Director since January 2017. He is a member of TSG Consumer Partners’ Investment Committee. Prior to TSG Consumer Partners, Mr. Costello served as an investment banker with Wachovia Securities. Mr. Costello holds a Bachelor of Science in finance from Miami University. We believe Mr. Costello’s experience as a managing director of a private equity firm and as a director of various companies qualifies him to serve on our Board.

Director since 2021 Age: 60 Committees Audit Compensation	Deirdre Mahlan

From November 2015 to June 2020, Ms. Mahlan served as President of Diageo North America, Inc., a multinational beverage company, which she joined in 2001, where she oversaw Diageo’s US and Canadian spirits and beer businesses. From October 2010 to October 2015, she served as Chief Financial Officer of Diageo plc, prior to which she was Deputy Chief Financial Officer after previously serving as Head of Tax and Treasury. Ms. Mahlan began her career at PricewaterhouseCoopers, where she gained experience in audit across several diversified global companies. She served as a director of Experian plc from September 2012 to July 2022. In September 2021, she joined the Board of Kimberly-Clark Corporation, a consumer goods company, where she is a member of its audit committee. In July 2022, she joined the Board of Haleon plc, a health care goods company, where she is Chair of the audit and risk committee and a member of the nominations and corporate governance committee and the remuneration committee. Ms. Mahlan is a certified public accountant and received her Masters of Business Administration degree with a concentration in finance and international business from Columbia University and her bachelor’s degree in accounting from New York University. We believe Ms. Mahlan’s financial expertise as chief financial officer and as a director of various companies qualifies her to serve on our Board.

The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	11

CORPORATE GOVERNANCE
Corporate Governance Highlights
Corporate governance is key to a strong and accountable Board. We strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including those set forth below.
✔	Our Common Stock outstanding on the Record Date is entitled to one vote per matter presented to stockholders	✔	Stock Ownership Guidelines for Directors and Named Executive Officers
✔	Clawback and Anti-Hedging Policies for Directors, Executive Officers and other Employees	✔	Independent Oversight: Our CEO is the only member of management who serves as a director
✔	No director serves on more than three other boards	✔	Audit Committee Approval Required for Related Party Transactions
✔	“Pay for Performance” Philosophy Driving Executive Compensation	✔	No “Poison Pill” (Stockholder Rights Plan)
✔	Independent Executive Compensation Consultant	✔	Commitment to Diversity, Equity and Inclusion
✔	Risk Oversight by the Board and its Committees	✔	Established Whistleblower Policy
✔	Annual Board and Committee Self-Evaluations	✔	Commitment to Environmental, Social and Governance Leadership, with Board- and Committee-level oversight
Board Overview
Our business and affairs are managed under the direction of the Board. The Board believes in the benefits of a diversity of skills, experiences, expertise, industry knowledge, perspectives and characteristics (including, but not limited to, gender, race/ethnicity, age, geographic location and nationality) necessary to oversee the Company’s current and future business needs. Accordingly, the Board considers the skills, experience and diversity of directors and director candidates individually and in the broader context of its overall composition and the diverse and dynamic nature of the business environment in which the Company operates.
The Board is currently composed of eight talented directors with diverse skill sets, professional accomplishments and personal backgrounds.
Board Composition and Director Independence
Our certificate of incorporation provides that our Board shall consist of at least three directors but not more than fifteen directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:
•	Class I, which consists of Alex Ryan, Daniel Costello and Deirdre Mahlan, whose terms will expire at our Fiscal 2025 annual meeting of stockholders;
•
Class II, which consists of Melanie Cox, Adriel Lares and James O’Hara, whose terms will expire at our Fiscal 2023 annual meeting of stockholders and are being voted upon at this annual meeting of stockholders; and

•	Class III, which consists of Charles Esserman and Michelle Gloeckler, whose terms will expire at our Fiscal 2024 annual meeting of stockholders.
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At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of the Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, especially as a recently public company, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one-third of the Board annually to ensure their interests are represented.
Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Subject to the terms of the Stockholders Agreement, any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.
In connection with our initial public offering in March 2021 (the “IPO”), we entered into a stockholders agreement (the “Stockholders Agreement”) with investment funds affiliated with TSG Consumer Partners, LLC (“TSG”) governing certain nomination rights with respect to our Board. Pursuant to the terms of the Stockholders Agreement, investment funds affiliated with TSG have the right to appoint a majority of the directors serving on our Board. Under the agreement, we are required to take all necessary action to cause the Board to include individuals designated by TSG in the slate of nominees recommended by the Board for election by our stockholders, as follows:
•	for so long as TSG owns at least 50% of the shares of our common stock held by TSG immediately prior to the completion of the IPO, TSG will be entitled to designate four individuals for nomination;
•
for so long as TSG owns less than 50% but at least 25% of the shares of our common stock held by TSG immediately prior to the completion of the IPO, TSG will be entitled to designate three individuals for nomination;

•
for so long as TSG owns less than 25% but at least 10% of the shares of our common stock held by TSG immediately prior to the completion of the IPO, TSG will be entitled to designate two individuals for nomination; and

•
for so long as TSG owns less than 10% but at least 5% of the shares of our common stock held by TSG immediately prior to the completion of the IPO, TSG will be entitled to designate one individual for nomination.

Investment funds affiliated with TSG also have the exclusive right to remove their designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of TSG.
We are a “controlled company” under the rules of the NYSE because more than 50% of the voting power of our common stock is held by investment funds affiliated with TSG. We rely upon the “controlled company” exception relating to the Board and committee independence requirements under the rules of the NYSE. Pursuant to this exception, we are exempt from the rules that would otherwise require that our Board consist of a majority of independent directors and that our Compensation Committee and Nominating and Corporate Governance Committee be composed entirely of independent directors. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Exchange Act and the rules of the NYSE, which require that our Audit Committee consist exclusively of independent directors.
Our Board has determined that Melanie Cox, Adriel Lares, Deirdre Mahlan and Michelle Gloeckler are independent directors under the rules of the NYSE. In making this determination, the Board considered the relationships that Melanie Cox, Adriel Lares, Deirdre Mahlan, and Michelle Gloeckler have with our Company and all other facts and circumstances that the Board deemed relevant in determining their independence, including ownership interests in us.
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Annual Board and Committee Performance Review
Pursuant to our corporate governance guidelines, the Nominating and Corporate Governance Committee of the Board is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are reviewed by the Nominating and Corporate Governance Committee and presented to the Board.
Board Meetings, Attendance and Committees
The Board met four times during the fiscal year ended July 31, 2022 (“Fiscal 2022”). Each director attended all of the Board meetings and all of the meetings of the Board committees on which such director served in Fiscal 2022. In Fiscal 2022, all of the then-serving directors attended the annual meeting of stockholders. The Board and its committees also approved certain actions by unanimous written consent in lieu of a meeting. It is our policy that our directors attend annual meetings of stockholders.
As of the date of this Proxy Statement, the Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of the committees operates under its own written charter adopted by the Board, each of which is available on our website at ir.duckhorn.com/governance.
Pursuant to the terms of our Stockholders Agreement, investment funds affiliated with TSG have the right to appoint a director to serve on each of our board committees, for so long as investment funds affiliated with TSG have the right to designate a director for nomination, subject to applicable laws and NYSE regulations.
Board of Directors Leadership Structure
Our Corporate Governance Guidelines provide the Board with flexibility to combine or separate the positions of Chairperson of the Board and Chief Executive Officer based on the then-current circumstances. If the Chairperson of the Board is a member of management or does not otherwise qualify as independent, our Corporate Governance Guidelines provide that the non-management directors shall designate a chairperson for meetings of non-management directors. Michelle Gloeckler serves as the presiding director for such meetings.
Alex Ryan currently serves as both our Chairman of the Board and our Chief Executive Officer. The Board believes that our current leadership structure of Mr. Ryan’s combined role enables strong leadership, creates accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders. We recognize that different leadership structures may be appropriate for companies in different situations and at different times, and that the appropriate leadership structure may vary based on several factors, such as a company’s size, industry, operations, history and culture. Accordingly, the Board will continue to periodically review our leadership structure in light of these factors and the then-current environment and make such changes in the future as it deems appropriate and in the best interests of the Company and its stockholders.
Audit Committee
Our Audit Committee is composed of Michelle Gloeckler, Adriel Lares and Deirdre Mahlan, with Deirdre Mahlan serving as chairperson of the committee. Our Board has determined that Michelle Gloeckler, Adriel Lares and Deirdre Mahlan meet the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Exchange Act. None of our Audit Committee members simultaneously serves on the Audit Committees of more than three public companies, including ours. Our Board has determined that Adriel Lares and Deirdre Mahlan are each an “audit committee financial expert” within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The Audit Committee met eight times during Fiscal 2022. The Audit Committee’s responsibilities include:
•	appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
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•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting and the performance of our internal audit function;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;

•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•	monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement; and
•	reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Compensation Committee
Our Compensation Committee is composed of Melanie Cox, Deirdre Mahlan and James O’Hara, with Melanie Cox serving as chairperson of the committee. The Compensation Committee met five times during Fiscal 2022. The Compensation Committee’s responsibilities include:
•
determining and approving the compensation of our chief executive officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, and evaluating the performance of our chief executive officer in light of such corporate goals and objectives;

•	reviewing and approving the corporate goals and objectives relevant to the compensation of our other executive officers;
•	reviewing and approving the compensation of our other executive officers;
•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•	conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•	reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•	reviewing and establishing our overall management compensation philosophy and policy;
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•	overseeing and administering our equity compensation and similar plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;
•	reviewing and making recommendations to the Board with respect to director compensation; and
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is composed of Daniel Costello, Melanie Cox and Michelle Gloeckler, with Daniel Costello serving as chairperson of the committee. The Nominating and Corporate Governance Committee met four times during Fiscal 2022. The Nominating and Corporate Governance Committee’s responsibilities include:
•	developing and recommending to the Board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	identifying individuals qualified to become members of the Board;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	overseeing the Company’s environmental, social and governance (“ESG”) initiatives;
•	developing and recommending to the Board a set of corporate governance principles;
•	articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•	reviewing and recommending to the Board practices and policies with respect to directors;
•	reviewing and recommending to the Board the functions, duties and compositions of the committees of the Board;
•	reviewing and assess the adequacy of the committee charter and submitting any changes to the Board for approval;
•	provide the new director orientation and continuing education for existing directors on a periodic basis;
•	performing an evaluation of the performance of the committee; and
•	overseeing the evaluation of the Board management.
Board Oversight of Risk Management
While the full Board has the ultimate oversight responsibility for the risk management process, it is assisted in this responsibility by its committees, which oversee risk in specified areas. Our Audit Committee, for example, oversees management’s assessment of enterprise risks and strategies for mitigation, including varied areas such as data and cyber security, supply chain challenges, changing consumer trends and factors affecting financial performance. Our Audit Committee is also responsible for overseeing the review and approval of related party transactions. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, the incentives created by the compensation awards it administers and how management is managing
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human capital. Our Nominating and Corporate Governance Committee oversees risks associated with corporate governance, business conduct and ethics and environmental and sustainability matters. Pursuant to the Board’s request, management regularly reports on applicable risks to the relevant committee and the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees. Management meets weekly to analyze the risks the Company faces and plan strategies of mitigation, which are the basis for its reports to the Board and its committees.
Corporate Responsibility and Sustainability
We believe that we increase stockholder value when we actively evaluate ESG considerations in tandem with our strategic decision-making and evaluation of risk. Our management team oversees the implementation against our ESG goals, and our Executive Vice President, Chief Legal and Strategy Officer, working in conjunction with the Company’s ESG Team and a cross-section of employees from other departments within the Company, has been tasked with goal development and drives the execution of our initiatives. Our Board of Directors is tasked with oversight of our ESG initiatives, with our Nominating and Corporate Governance Committee receiving quarterly updates on the Company’s progress and risk assessment.
We structure our ESG strategy and reporting through an evaluation of risks and opportunities identified by our internal and external stakeholders. To guide our sustainability initiatives, we use the Task Force on Climate-Related Financial Disclosure (“TCFD”) framework to illustrate our measurement and mitigation of risk. We work to be at the forefront of climate risk management by aligning to the TCFD, while simultaneously implementing other ESG best practices whenever possible. In our annual Sustainability and Responsibility Report, we report on information with respect to our commitment to sustainability and responsibility and our initiatives and accomplishments in these areas over the course of the fiscal year. These reports are available on our website at ir.duckhorn.com/governance.
Code of Ethics
We have adopted a code of ethics that applies to all of our employees, including our principal executive officer and principal financial officer. Our code of ethics is available on our website at ir.duckhorn.com/governance. If we make any substantive amendments to the code of ethics or grant any waiver, including an implicit waiver, from a provision of the code of conduct to our officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.
Corporate Governance Guidelines
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of the Board. Our corporate governance guidelines are available on our website at ir.duckhorn.com/governance.
Director Nomination Process
The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. The Nominating and Corporate Governance Committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates at its election, for which such firms are paid a fee. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information-Requirements for Stockholder Proposals.” The Nominating and Corporate Governance Committee does not have a written policy regarding stockholder nominations, but it is the practice of the Nominating and Corporate Governance Committee to consider candidates proposed by stockholders if made in accordance with our bylaws.
In December 2021, the Board appointed Mr. Adriel Lares as a director. He was recommended as a potential director to the Nominating and Corporate Governance Committee by another member of the Board, and the Nominating and Corporate Governance Committee recommended Mr. Lares’ nomination as a director candidate. This is the first time he is standing for election since his appointment.
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Board Membership Criteria
We seek a Board that collectively possess the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business. The Board is currently comprised of three female directors (37.5%) and one ethnically/racially diverse director (12.5%).
Stockholder Engagement
We value stockholder engagement and strive for regular communication with our stockholders throughout the year. In addition to engaging with stockholders when taking questions at our annual meeting of stockholders, we routinely participate in individual and group investor meetings (in-person and virtually), attend investment community conferences and publicly respond to questions posed by the equity analysts that cover the Company.
Communications with Directors
Stockholders and other interested parties wishing to communicate directly with the Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, The Duckhorn Portfolio, Inc., 1201 Dowdell Lane, St. Helena, CA 94574. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.
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PROPOSAL NO. 2
Ratification of Independent Registered Public Accounting Firm
The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for Fiscal 2023. We are asking our stockholders to ratify this appointment.
SEC and NYSE regulations require our Audit Committee to engage, retain and supervise our independent registered public accounting firm. Our Audit Committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of PwC as our independent registered public accounting firm as a matter of good corporate governance.
We expect that representatives of PwC will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
PwC has served as our independent registered public accounting firm since the fiscal year ended July 31, 2018.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent
Registered Public Accounting Firm
Pursuant to the Audit Committee charter, the Audit Committee is responsible for the oversight of our accounting, reporting and financial practices. The Audit Committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2022, the Audit Committee pre-approved all audit and permitted non-audit services provided by PwC.
Principal Accountant Fees and Services
The following sets forth fees from PwC, for the audit of our annual financial statements and other services rendered for the fiscal years ended July 31, 2022 and July 31, 2021:
	Fiscal year ended July 31,
	2022	2021
Audit fees(a)	$2,804,349	$2,827,500
Audit-related fees(b)	—	90,802
Tax fees	—	—
All other fees(c)	900	—
Total fees	$2,805,249	$2,918,302
(a)
Audit fees were for professional services rendered for the audit of our consolidated financial statements, reviews of the interim consolidated financial statements included in quarterly reports, and other services that are normally provided by PwC in connection with regulatory filings or engagements, such as comfort letters and consents. Fiscal 2022 Audit fees included $481,500 of fees that were billed and paid in Fiscal 2022, however, related to services for the Fiscal 2021 audit.

(b)
Audit-related fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”

(c)	All other fees consisted of software licensing fees.
The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for Fiscal 2023.
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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The Compensation Discussion and Analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in Fiscal 2022 with respect to the executive officers who are named in the Summary Compensation Table below (referred to herein as our “named executive officers”). For Fiscal 2022, our named executive officers are:
•	Alex Ryan, our President, Chief Executive Officer and Chairman;
•	Lori Beaudoin, our Executive Vice President, Chief Financial Officer;
•	Gayle Bartscherer, our Executive Vice President, Chief Marketing and DTC Officer;
•	Pete Przybylinski, our Executive Vice President, Chief Sales Officer; and
•	Zach Rasmuson, our Executive Vice President, Chief Operating Officer.
Business Overview and Fiscal 2022 Performance Highlights
We are a premier producer of luxury wines in North America. Sourcing grapes from our acclaimed estate vineyards and grape growers in the leading appellations of California and Washington, including Napa Valley, Sonoma County, Anderson Valley, Santa Lucia Highlands and Red Mountain, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varietals and 31 appellations. Our overall performance remained strong in Fiscal 2022, and reflects our sustained, healthy share of gains within the luxury wine sector despite a dynamic and inflationary environment. Below is a summary of some of our key financial and operational performance highlights for Fiscal 2022:
•	Our net sales were $372.5 million for Fiscal 2022, compared to $336.6 million for Fiscal 2021, an increase of approximately 10.7% year-over-year;
•	Our gross profit was $185.2 million for Fiscal 2022, compared to $167.3 million for Fiscal 2021, an increase of approximately 10.7% year-over-year;
•	Our net income was $60.2 million for Fiscal 2022, compared to $56 million for Fiscal 2021, an increase of approximately 7.5% year-over-year;
•	Our adjusted EBITDA was $127.6 million for Fiscal 2022, compared to $117.2 million for Fiscal 2021, an increase of approximately 8.8% year-over-year;
•
We released our inaugural Responsibility and Sustainability report, exemplifying our commitment to create a sustainable corporate culture and establishing a baseline against which we can measure our progress in the environmental, social and governance areas in future years;

•
We acquired the Postmark Vineyard, which includes 264.5 vine acres, to extend our footprint on California’s central coast and acquired 13 additional prime estate acres in Napa Valley to support our wineries with robust estate holdings; and

•	We had the top selling domestic luxury wine for Cabernet Sauvignon, Sauvignon Blanc and Merlot, according to Total US – Food scanner data presented by Information Resources, Inc.
For an explanation of how we calculate adjusted EBITDA and for a reconciliation of our non-GAAP financial measures, see “Management’s discussion and analysis of financial condition and results of operations” included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2022.
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We believe that our performance in Fiscal 2022 positions us well for success in future years to continue to grow our business and that the efforts of our named executive officers, and all employees of the Company, were instrumental to our success in Fiscal 2022.
Overview of our Executive Compensation Program
Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of our stockholders. Our executive compensation program combines short- and long-term elements, cash- and equity-based compensation, and fixed and variable compensation, that we believe appropriately incentivize our executives to achieve short- and long-term business objectives and create stockholder value.
The key elements of our Fiscal 2022 executive compensation program are as follows:
	Description	Key Objectives
Base Salary	• Cash compensation to reflect individual skills, experience and overall responsibilities of the executive’s position
• Attracts and retains talent by providing a stable and reliable source of income
• Provide base salaries consistent with each executive’s responsibilities so that they are not motivated to take excessive risks to achieve financial results

Annual Incentive Program	• Earned based on achievement of financial goals which are pre-established by the Compensation Committee	• Rewards the achievement of corporate objectives and overall contributions towards achieving those objectives over a 12-month period

Equity Compensation(1)	• Time-vested stock options • Time-vested RSUs
• Incentivizes our executives to create long-term shareholder value and focus on sustained share price appreciation
• Aligns our executives’ interests with those of our shareholders over the long-term
• Promotes retention and executive stock ownership

(1)	In Fiscal 2022, we did not grant equity awards to our named executive officers other than Ms. Bartscherer.
We maintain various practices that we consider good governance features of our executive compensation program, including policies prohibiting the hedging and pledging of our stock, limited severance benefits and perquisites and no change in control excise or other tax gross-ups for any executives.
Process for Determining Executive Compensation
The Compensation Committee
The Compensation Committee of our Board is generally responsible for determining the compensation of our executive officers, the design and administration of our short-term incentive program for executive officers and other employees and the granting of equity compensation pursuant to Company plans. As described below, the Compensation Committee also works with our Chief Executive Officer and other members of management and is assisted in its review and analysis by its independent compensation consultant, Pay Governance LLC, in the course of making executive compensation decisions.
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The Role of Management
Our President, Chief Executive Officer and Chairman makes recommendations to the Compensation Committee about the compensation of his direct reports, including each of our named executive officers other than the President, Chief Executive Officer and Chairman. In preparing compensation recommendations, our President, Chief Executive Officer and Chairman and other members of management involved in the compensation process review market compensation data, including with respect to the compensation peer group (the “Peer Group”) set forth below, financial performance and individual professional contributions, and assess the compensation for the CEO’s direct reports against such data. The Compensation Committee undertakes the same process with respect to the compensation of our President, Chief Executive Officer and Chairman. Our President, Chief Executive Officer and Chairman typically attends meetings of the Compensation Committee but does not participate in any discussions regarding his own compensation.
Compensation Consultant
The Compensation Committee retains the services of an independent executive compensation consultant to assist in its review and determination of the Company’s executive compensation program. For Fiscal 2022, the Compensation Committee engaged Pay Governance in this role. Over the course of the year, Pay Governance assisted the committee in the development and evaluation of the Company’s executive compensation program, policies and practices and its determination of executive compensation levels. This was in addition to advising the Compensation Committee on other matters related to its responsibilities including with respect to the review and evaluation of the company’s director compensation program. Pay Governance reports directly to the Compensation Committee and the committee has the sole authority to retain and terminate the consultant.
During Fiscal 2022, Pay Governance did not perform work for the Company other than pursuant to its engagement by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance and concluded that its engagement of Pay Governance does not raise any conflict of interest with the Company or any of its directors or executive officers.
Use of Peer Group and Benchmarking
Our Peer Group was initially developed in connection with our IPO in consultation with our independent compensation consultant using an objective and defined methodology that identifies companies reasonably similar to us in terms of industry profile, size (revenue and market capitalization), recency of IPO, revenue growth and profit margins. Given the lack of directly comparable publicly traded wineries, the Peer Group development criteria were expanded to include companies in the broader consumer product and adjacent sector.
Since the time of its initial development, the Peer Group has been reviewed each year by our Compensation Committee with the assistance of our independent compensation consultant. Below is a list of the companies the Compensation Committee approved for inclusion in our Peer Group with respect to non-employee director compensation and executive officer compensation for Fiscal 2022:
Peer Group
Acushnet Holdings Corp.	Hostess Brands, Inc.	The Simply Good Foods Company
BellRing Brands, Inc.	Leslie’s, Inc.	Turning Point Brands, Inc.
Beyond Meat, Inc.	Mission Produce, Inc.	Vital Farms, Inc.
Canada Goose Holdings, Inc.	Revolve Group, Inc.	Wingstop, Inc.
Celsius Holdings, Inc.	Shake Shack, Inc.	YETI Holdings, Inc.
e.l.f Beauty, Inc.	Sonos, Inc.
Freshpet, Inc.	Tattooed Chef, Inc.
The positions of our named executive officers were compared to similar positions in our Peer Group, and the compensation levels for comparable positions in the Peer Group were reviewed for guidance in determining:
•	base salaries;
•	target bonus opportunity under our short-term incentive plan; and
•	the amount of equity awards under our long-term incentive plan.
22	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

The Compensation Committee approves base salaries, short-term incentive plan awards and long-term incentive awards on a case-by-case basis for each named executive officer, taking into account, among other things, individual and company performance, role expertise and experience and the competitive market, advancement potential, recruiting needs, internal equity, retention requirement, succession planning, and best compensation governance practices. The Compensation Committee does not tie individual compensation to specific target percentiles, but rather reviews the range of market data as one input in informing pay decisions.
Pay Mix
The three primary elements of our named executive officers’ compensation are: (i) base salary, (ii) annual cash bonuses, and (iii) annual equity incentive awards, which we refer to as their total direct compensation. The Compensation Committee’s general philosophy is to incentivize our named executive officers to create stockholder value and promote the achievement of our short-, mid-, and long-term strategic business objectives by maintaining a pay mix that is generally intended to be more heavily weighted toward equity and variable, performance-based pay than fixed pay (base salary). As described in further detail below, in connection with our IPO, each of our named executive officers who were then employed were granted equity incentive awards that were intended to cover both the post-initial public offering portion of Fiscal 2021 and Fiscal 2022 (approximately 18 months in total). As a result, these named executive officers were not granted additional equity incentive awards during Fiscal 2022, which resulted in the pay mix for Fiscal 2022 being more heavily weighted towards fixed pay (base salary) than the Compensation Committee would expect for future fiscal years.
Components of our Executive Compensation Program
Overview
Our executive compensation program is designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals, and to align their interests with the interests of our stockholders. The Compensation Committee is generally responsible for determining the compensation of our executive officers. Our President, Chief Executive Officer and Chairman made recommendations to the Compensation Committee about the compensation of his direct reports, including each of our named executive officers other than himself, in respect of Fiscal 2022.
Base salary
Each of our named executive officers receives a base salary from us, which is subject to adjustment from time to time, in the discretion of our Board or the Compensation Committee. In establishing the base salary for our named executive officers each year, the Compensation Committee takes into consideration market compensation data, including with respect to the Peer Group, the financial performance of the Company, individual professional contributions of each employee, internal pay equity, each named executive officer’s skill set, experience, role and responsibilities, the advice of the independent compensation consultant and the recommendations of our President, Chief Executive Officer and Chairman (other than with respect to his own salary). Base salaries are generally reviewed on an annual basis and may be adjusted on the basis on such factors, among others.
The annual base salary for each of our named executive officers who were then employed was increased in connection with our IPO during Fiscal 2021. None of our named executive officers’ base salaries were increased in Fiscal 2022. The annual base salary for our named executive officers for Fiscal 2021 and Fiscal 2022 is set forth below.
Named Executive Officer	Fiscal 2021 Annual Base Salary(1)	Fiscal 2022 Annual Base Salary(1)
Alex Ryan	$630,000	$630,000
Lori Beaudoin	$400,000	$400,000
Gayle Bartscherer(2)	—	$375,000
Pete Przybylinski	$375,000	$375,000
Zach Rasmuson	$375,000	$375,000
(1)	Annual Base Salary as of July 31 of the applicable year.
(2)	Ms. Bartscherer commenced employment on April 4, 2022.
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Annual Cash Bonuses
Each of our named executive officers is eligible to receive an annual bonus, payable in cash, under our bonus plan (the “Annual Incentive Bonus Program”), based on the achievement of Company performance goals as determined by the Compensation Committee. None of our named executive officers’ annual target annual bonus percentages were increased in Fiscal 2022. The target annual bonus for our named executive officers for Fiscal 2021 and Fiscal 2022, in each case, as a percentage of the executive’s base salary, are set forth below.
Named Executive Officer	Fiscal 2021 Target Annual Bonus Percentage(1)	Fiscal 2022 Target Annual Bonus Percentage(1)
Alex Ryan	100%	100%
Lori Beaudoin	60%	60%
Gayle Bartscherer(2)	—	50%
Pete Przybylinski	50%	50%
Zach Rasmuson	50%	50%
(1)	Target Annual Bonus Percentage as of July 31 of the applicable year.
(2)	Ms. Bartscherer commenced employment on April 4, 2022. Her target annual bonus for Fiscal 2022 was based on salary actually earned by her during Fiscal 2022.
The annual bonus minimum payout for each of our named executive officers is approximately 20% of his or her target annual bonus and the annual bonus maximum payout for each of our named executive officers is approximately 200% of his or her target annual bonus.
The Company’s performance goals pursuant to the Annual Incentive Bonus Program are determined annually by the Compensation Committee and are intended to promote the achievement of key short-term business objectives, which in turn are viewed as aligned with longer-term value creation. For Fiscal 2022, the Company performance measures for our Annual Incentive Bonus Program for our named executive officers (and the majority of Company employees) were Adjusted EBITDA, which was weighted at 80%, and Net Sales, which was weighted at 20%. The Compensation Committee selected Adjusted EBITDA and Net Sales as the performance measures for our Fiscal 2022 Annual Incentive Bonus Program because these financial measures are two of the most common measures used by stockholders to evaluate the financial performance of the business. For this purpose, Adjusted EBITDA is calculated in the manner and with such adjustments as set forth in the Company’s Annual Report on Form 10-K. The Net Sales figure reported in the Company’s Annual Report on Form 10-K was used without adjustment for our Fiscal 2022 Annual Incentive Bonus Program. The Adjusted EBITDA and Net Sales amounts for minimum bonus, target bonus and maximum bonus for Fiscal 2022 are set forth below.
Performance Goals	Amount for Minimum Bonus	Amount for Target Bonus	Amount for Maximum Bonus
Adjusted EBITDA	$119.3 million	$125.7 million	$133.7 million
Net Sales	$350.2 million	$369.0 million	$392.6 million
For performance of either performance measure between the minimum threshold and target amounts or between the target and maximum amounts, the achievement of the applicable performance measure is determined based on linear interpolation.
Following the finalization of our financial statements for Fiscal 2022, our Compensation Committee reviewed the Company’s performance against these goals and determined to fund the bonus pool for Fiscal 2022 at 121.6% of the aggregate target annual bonuses for all eligible employees under the Annual Incentive Bonus Program in the Company, including our named executive officers, based on Adjusted EBITDA of $127.6 million and Net Sales of $372.5 million for Fiscal 2022. Our Compensation Committee did not make any adjustments to the performance measures or the payouts under our Annual Incentive Bonus Program for Fiscal 2022, including for individual performance.
24	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

Based on the Compensation Committee’s assessment of performance over the course of Fiscal 2022, each named executive officer’s actual annual bonus paid for Fiscal 2022 was set at approximately 121.6% of his or her target annual bonus. For Fiscal 2022, bonuses to our named executive officers were paid in cash.
The amounts paid to our named executive officers in respect of annual bonuses for Fiscal 2022 are reported under the “Nonequity Incentive Plan Compensation” column in the “Summary Compensation Table”.
Equity Incentive Awards
Our Compensation Committee believes that in order to appropriately incentivize our named executive officers to create stockholder value and promote the achievement of our long-term business objectives, a significant portion of their compensation should be in the form of equity-based compensation.
Prior to our IPO, each of Mr. Ryan, Ms. Beaudoin, Mr. Przybylinski and Mr. Rasmuson was issued two separate grants of Class M Common Units of Mallard Holdco, LLC, a stockholder of the Company. In connection with our IPO, all vested and unvested Class M Common Units held by our named executive officers were redeemed by Mallard Holdco, LLC in exchange for shares of our common stock under the Duckhorn Portfolio, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) (either restricted or unrestricted, depending on the vested status of the Class M Common Units at the time of the IPO, with the restricted shares subject to the same vesting schedule as the redeemed Class M Common Units). The Class M Common Units granted during Fiscal 2017 vested solely based on continued employment, with 20% of the underlying Class M Common Units vesting on each of the first five anniversaries of the applicable vesting commencement date of the award and with the award vesting in full on the fourth anniversary of the applicable vesting commencement date as a result of the IPO having occurred prior to such date. The Class M Common Units granted during Fiscal 2019 vested based on satisfaction of both employment- and performance-based vesting criteria. The employment-based vesting condition was satisfied upon continued employment, on the same five-year schedule (with the award vesting in full on the fourth anniversary of the applicable vesting commencement date as a result of the IPO having occurred prior to such date) as the awards granted in Fiscal 2017, and the performance-based vesting criteria were satisfied in connection with the IPO based on the offering price per share in the IPO. The common stock or restricted common stock, as applicable, received by our named executive officers in connection with our IPO has the same aggregate value as the vested Class M Common Units or unvested Class M Common Units, as applicable.
In connection with and following our IPO, each of Mr. Ryan, Ms. Beaudoin, Mr. Przybylinski and Mr. Rasmuson was granted an option to purchase shares of our common stock and RSUs under the 2021 Plan. A portion of these offering awards were granted as of the consummation of our IPO and a portion of these awards were granted on June 18, 2021. Collectively, these IPO grants were intended to cover the post-IPO portion of Fiscal 2021 and Fiscal 2022 (approximately 18 months). The IPO equity awards, which were designed to deliver half of their value in RSUs and half in options, vest in four equal installments on each of the first four anniversaries of the applicable vesting commencement date (which was March 17, 2021 for all of the IPO grants), generally subject to the named executive officer’s continued employment with us through the applicable vesting date.
In connection with Ms. Bartscherer’s commencement of employment, she was granted an option to purchase shares of our common stock and RSUs under the 2021 Plan, which vest in four equal installments on each of the first four anniversaries of the applicable vesting commencement date (which was April 4, 2022), generally subject to Ms. Bartscherer’s continued employment with us through the applicable vesting date.
In Fiscal 2022, we did not grant equity awards to our named executive officers other than Ms. Bartscherer. As discussed above, the equity awards granted in Fiscal 2021 were intended to cover both the post-IPO portion of Fiscal 2021 and Fiscal 2022. Our Compensation Committee granted equity awards to each of our named executive officers at the beginning of Fiscal 2023 in September 2022, which are intended to cover Fiscal 2023.
With respect to the options and RSUs held by our named executive officers, in the event of a change in control of the Company (as defined in the award agreements) in which an acquiring or surviving entity assumes, continues or substitutes the options and/or RSUs, as applicable, if the named executive officer’s employment is terminated without cause or for good reason within 18 months following such change in control, the options and/or RSUs, as applicable, will become fully vested upon such termination. If the options and/or RSUs, as applicable, are not assumed, continued or substituted in connection with a change in control, the options and/or RSUs, as applicable, will become fully vested as of such change in control.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	25

Employee Benefits and Perquisites
We currently provide health and welfare benefits, including health, dental, vision, life and short- and long-term disability insurance, which are available to all of our full-time employees. In addition, we maintain a 401(k) retirement plan for the benefit of our full-time employees. We currently make an employer contribution to the 401(k) plan equal to 10% of the participant’s eligible compensation. Our named executive officers are eligible to participate in these plans on the same basis as our other full-time employees.
In addition, we maintain a nonqualified deferred compensation plan in which participants, including our named executive officers, receive employer contributions equal to the excess of the employer contribution they would have received under our 401(k) plan, but for Internal Revenue Service limits, over the employer contributions made on their behalf to the 401(k) plan.
Change in Control and Severance Benefits
Each of our named executive officers is entitled to severance payments and benefits under his or her employment agreement upon a termination of employment in certain circumstances. In addition, options and RSUs granted to our named executive officers may vest in connection with certain terminations of employment within 18 months following a change in control, as defined in the applicable agreement, if they are assumed, continued or substituted in connection with such change in control and otherwise will vest upon such change in control transaction. These severance and change in control payments and benefits are more fully described below under “Potential Payments Upon Termination or Change in Control.” The Compensation Committee believes that reasonable severance and change in control payments and benefits are necessary to attract and retain qualified executives and to ensure executives are appropriately incentivized to pursue a change in control transaction if it is in the best interests of our stockholders.
Hedging Policy
Our insider trading policy prohibits our directors, officers and employees from entering into hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, since such transactions may permit a director, officer or employee to continue to own our securities obtained through our employee benefit plans or otherwise, but without the full risks and rewards of ownership. The Compensation Committee believes that when those types of transactions are entered into, the individual involved in such an arrangement may no longer have the same objectives as our other stockholders. Accordingly, these transactions are prohibited.
Stock Ownership Guidelines
In November 2022, the Board adopted stock ownership guidelines for our independent directors and executive officers, under which (i) our chief executive officer is required to acquire and own stock or stock equivalents in an amount equal to five times his annual base salary and (ii) all other executive vice presidents are required to acquire and own stock or stock equivalents in an amount equal to three times their base annual salary. Directors and officers are required to meet the applicable ownership requirements within five years of becoming subject to them.
Compensation Risk Assessment
Our Compensation Committee regularly reviews our compensation policies and practices, including the risks created by our compensation plans, and has concluded that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Tax and Accounting Considerations
Our Compensation Committee considers the tax and accounting consequences of compensation paid under our executive compensation program. However, our Compensation Committee believes that its primary responsibility is to maintain an executive compensation program that attracts, retains, rewards and incentivizes our executives. Accordingly, the Compensation Committee has paid, and may continue to pay, in its discretion, compensation that is not fully deductible or is limited as to tax deductibility.
26	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.
Respectfully submitted,
THE COMPENSATION COMMITTEE
Melanie Cox, Chair
Deirdre Mahlan
James O’Hara
Summary Compensation Table
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers in respect of their service to us during Fiscal 2022 and, if applicable, Fiscal 2021 and Fiscal 2020.
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock awards ($)(3)	Option awards ($)(4)	Nonequity incentive plan compensation ($)(5)	All other compensation ($)(6)	Total ($)
Alex Ryan President, Chief Executive Officer and Chairman	2022	630,000	—	—	—	766,080	139,549	1,535,629
	2021	564,910	—	2,031,480	1,652,673	764,720	81,778	5,095,561
	2020	530,450	252,871	—	—	—	53,045	836,366
Lori Beaudoin Executive Vice President, Chief Financial Officer	2022	400,000	—	—	—	291,840	86,100	777,940
	2021	365,150	—	1,015,728	826,325	425,000	53,689	2,685,892
	2020	339,900	140,039	—	—	—	37,590	517,529
Gayle Bartscherer(7) Executive Vice President, Chief Marketing and DTC Officer	2022	115,385	—	309,043	451,807	70,154	11,538	957,927
Pete Przybylinski(8) Executive Vice President, Chief Sales Officer	2022	375,000	—	—	—	228,000	73,196	676,196
	2021	355,156	—	777,729	632,710	356,956	49,390	2,171,941
Zach Rasmuson Executive Vice President, Chief Operating Officer	2022	375,000	—	—	—	228,000	73,090	676,090
	2021	355,895	—	777,729	632,710	355,895	49,186	2,171,415
	2020	339,900	135,960	—	—	—	33,990	509,850
(1)
The amounts reported for each named executive officer include contributions made by the executive to the Company’s 401(k) plan, described in “Compensation Discussion and Analysis—Employee Benefits and Perquisites” above.

(2)	The amounts reported in this column represent the annual bonuses paid to Mr. Ryan, Ms. Beaudoin and Mr. Rasmuson with respect to Fiscal 2020.
(3)
The amounts reported in this column represent the grant date value of restricted stock units (RSUs) granted to Ms. Bartscherer in Fiscal 2022 and granted to Mr. Ryan, Ms. Beaudoin, Mr. Przybylinski and Mr. Rasmuson in Fiscal 2021, computed in accordance with FASB ASC Topic 718. We do not estimate forfeitures in calculating the grant date value of the RSUs, as permitted by FASB ASC Topic 718. The assumptions used to value the RSUs for this purpose are set forth in Note 15 (Equity-based compensation) to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 and Note 15 (Equity-based compensation) to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

(4)
The amounts reported in this column represent the grant date value of options to purchase shares of our common stock granted to Ms. Bartscherer in Fiscal 2022 and granted to Mr. Ryan, Ms. Beaudoin, Mr. Przybylinski and Mr. Rasmuson in Fiscal 2021, computed in accordance with FASB ASC Topic 718. We do not estimate forfeitures in calculating the grant date value of the options, as permitted by FASB ASC Topic 718. The assumptions used to value the options for this purpose are set forth in Note 15 (Equity-based compensation) to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended July 31, 2022 and Note 15 (Equity-based compensation) to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

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(5)
The amounts reported in this column represent the annual bonuses paid to our named executive officers with respect to each of Fiscal 2022 and Fiscal 2021. Our annual bonuses are described in “Compensation Discussion and Analysis—Annual Cash Bonuses” above.

(6)	The amounts reported in this column for Fiscal 2022 represent the following items:
Name	Company 401(k) matching contributions ($)	Company contributions to nonqualified deferred compensation plan ($)	Payment in lieu of H&W benefits ($)
Alex Ryan	30,500	109,049	—
Lori Beaudoin	30,230	52,270	3,600
Gayle Bartscherer	11,538	—	—
Pete Przybylinski	29,701	43,495	—
Zach Rasmuson	29,675	43,415	—
(7)	Ms. Bartscherer commenced employment on April 4, 2022.
(8)	No amounts are reported in this table for Mr. Przybylinski for Fiscal 2020 because Mr. Przybylinski was not a named executive officer for that year.
Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our named executive officers during Fiscal 2022.
Name	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: Number of shares of stock or units (#)(2)	All other option awards: Number of securities underlying options (#)(3)	Exercise or base price of option awards ($/Sh)(4)	Grant date fair value of stock and option awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Alex Ryan	—	126,000	630,000	1,260,000	—	—	—	—
Lori Beaudoin	—	48,000	240,000	480,000	—	—	—	—
Pete Przybylinski	—	37,500	187,500	375,000	—	—	—	—
Gayle Bartscherer	—	12,226	61,130	122,260	—	—	—	—
	4/4/2022	—	—	—	16,678	—	—	309,043
	4/4/2022	—	—	—	—	50,034	18.53	451,807
Zach Rasmuson	—	37,500	187,500	375,000	—	—	—	—
(1)
The amounts reported in these columns represent the threshold, target and maximum annual cash bonus opportunities of our named executive officers under our Annual Incentive Bonus Program. See “Compensation Discussion and Analysis—Annual Cash Bonuses” above for additional details. For Ms. Bartscherer, the amounts are prorated based on her partial year of service. The actual amounts paid to our named executive officers under our Annual Incentive Bonus Program for Fiscal 2022 are set forth in the “Nonequity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)
The amount reported in this column represents the number of RSUs granted to Ms. Bartscherer in Fiscal 2022. See “Compensation Discussion and Analysis—Equity Incentive Awards” above for additional details.

(3)
The amount reported in this column represents the number of shares of our common stock subject to stock options granted to Ms. Bartscherer in Fiscal 2022. See “Compensation Discussion and Analysis—Equity Incentive Awards” above for additional details.

(4)	The amount reported in this column represents the exercise price for the stock options granted to Ms. Bartscherer in Fiscal 2022.
(5)
The amount reported in this column represents the grant date fair value of RSUs or stock options, as applicable, granted in Fiscal 2022, determined in accordance with FASB ASC Topic 718, disregarding the effect of forfeitures. These amounts do not represent the actual amounts paid to or realized by Ms. Bartscherer for these awards during Fiscal 2022. The assumptions used to value the RSUs and options for this purpose are set forth in Note 15 (Equity-based compensation) to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended July 31, 2022.

28	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Agreements with our Named Executive Officers
Each of our named executive officers is party to an employment agreement with us that sets forth the terms and conditions of his or her employment. The material terms of these agreements are summarized below. Each employment agreement provides for severance payments and benefits in the event of a qualifying termination of the applicable named executive officer’s employment, as described under “Potential Payments Upon Termination or Change in Control” below.
Mr. Ryan. We entered into an amended and restated employment agreement with Mr. Ryan in March 2021. Under the agreement, Mr. Ryan is entitled to receive a base salary and is eligible to receive an annual bonus with a target equal to a percentage of his annual base salary, currently 100% of his annual base salary.
Ms. Beaudoin. We entered into an amended and restated employment agreement with Ms. Beaudoin in March 2021. Under the agreement, Ms. Beaudoin is entitled to receive a base salary and is eligible to receive an annual bonus with a target equal to a percentage of her annual base salary, currently 60% of her annual base salary.
Ms. Bartscherer. We entered into an employment agreement with Ms. Bartscherer in March 2022. Under the agreement, Ms. Bartscherer is entitled to receive a base salary and is eligible to receive an annual bonus with a target equal to a percentage of her annual base salary, currently 50% of her annual base salary.
Mr. Przybylinski. We entered into an amended and restated employment agreement with Mr. Przybylinski in March 2021. Under the agreement, Mr. Przybylinski is entitled to receive a base salary and is eligible to receive an annual bonus with a target equal to a percentage of his annual base salary, currently 50% of his annual base salary.
Mr. Rasmuson. We entered into an amended and restated employment agreement with Mr. Rasmuson in March 2021. Under the agreement, Mr. Rasmuson is entitled to receive a base salary and is eligible to receive an annual bonus with a target equal to a percentage of his annual base salary, currently 50% of his annual base salary.
Restrictive covenants. Under the employment agreements, each of our named executive officers has agreed not to compete with us, solicit any customer, vendor, supplier or other business partner, or any prospective customer, vendor, supplier or other business partner or hire or engage any employee during the named executive officer’s employment. Each named executive officer has also agreed to not solicit any employee or independent contractor during and for one year following the named executive officer’s termination of employment, to a perpetual confidentiality covenant and to an assignment of intellectual property covenant.
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Outstanding Equity Awards at Fiscal 2022 Year-End Table
The following table sets forth information about the equity awards held by our named executive officers as of July 31, 2022.
	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)
Alex Ryan	69,708	209,125	15.00	3/17/2031(2)	—	—
	19,916	59,749	24.00	6/18/2031(3)	—	—
	—	—	—	—	69,708(4)	1,278,445
	—	—	—	—	19,917(5)	365,278
	—	—	—	—	87,648(6)	1,607,464
Lori Beaudoin	34,854	104,562	15.00	3/17/2031(2)	—	—
	9,957	29,874	24.00	6/18/2031(3)	—	—
	—	—	—	—	34,854(4)	639,222
	—	—	—	—	9,958(5)	182,630
	—	—	—	—	45,335(6)	831,444
Gayle Bartscherer	—	50,034	18.53	4/4/2032(7)	—	—
	—	—	—	—	16,678(8)	305,875
Pete Przybylinski	26,687	80,063	15.00	3/17/2031(2)	—	—
	7,624	22,874	24.00	6/18/2031(3)	—	—
	—	—	—	—	26,688(4)	489,458
	—	—	—	—	7,625(5)	139,843
	—	—	—	—	30,224(6)	554,308
Zach Rasmuson	26,687	80,063	15.00	3/17/2031(2)	—	—
	7,624	22,874	24.00	6/18/2031(3)	—	—
	—	—	—	—	26,688(4)	489,458
	—	—	—	—	7,625(5)	139,843
	—	—	—	—	30,224(6)	554,308
(1)	Based on the closing price of a share of our common stock ($18.34) on July 29, 2022, the last trading day of Fiscal 2022.
(2)
Represents options granted on March 17, 2021 that vest in four equal installments on each of the first four anniversaries of the vesting commencement date (which was March 17, 2021), generally subject to the named executive officer’s continued service through the applicable vesting date.

(3)
Represents options granted on June 18, 2021 that vest in four equal installments on each of the first four anniversaries of the vesting commencement date (which was March 17, 2021), generally subject to the named executive officer’s continued service through the applicable vesting date.

30	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

(4)
Represents RSUs granted on March 17, 2021 that vest in four equal installments on each of the first four anniversaries of the vesting commencement date (which was March 17, 2021), generally subject to the named executive officer’s continued service through the applicable vesting date.

(5)
Represents RSUs granted on June 18, 2021 that vest in four equal installments on each of the first four anniversaries of the vesting commencement date (which was March 17, 2021), generally subject to the named executive officer’s continued service through the applicable vesting date.

(6)
Represents shares of restricted stock received in exchange for unvested Class M Common Units of Mallard Holdco, LLC held by the named executive officer in connection with our IPO that remained unvested as of July 31, 2022, which vested as to the remaining shares on August 1, 2022.

(7)
Represents options granted on April 4, 2022 that vest in four equal installments on each of the first four anniversaries of the vesting commencement date (which was April 4, 2022), generally subject to the named executive officer’s continued service through the applicable vesting date.

(8)
Represents RSUs granted on April 4, 2022 that vest in four equal installments on each of the first four anniversaries of the vesting commencement date (which was April 4, 2022), generally subject to the named executive officer’s continued service through the applicable vesting date.

Option Exercises and Stock Vested
The following table shows the stock awards held by our named executive officers that vested during Fiscal 2022. No stock options held by any of our named executive officers were exercised during Fiscal 2022.
	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Alex Ryan	73,698	1,498,155
Lori Beaudoin	37,605	765,687
Gayle Bartscherer	—	—
Pete Przybylinski	26,547	536,922
Zach Rasmuson	26,547	536,922
(1)
The amounts reported in this column are based on the closing price of a share of our common stock on the vesting date of the applicable stock awards, or, for awards with a vesting date that was not on a trading day, the amounts reported are based on the closing price of the last trading date on which a closing price was reported.

Pension Benefits
None of our named executive officers participated in or received benefits from a pension plan during Fiscal 2022 or in any prior year.
Nonqualified Deferred Compensation
We maintain the Duckhorn Wine Company Deferred Compensation Plan, a nonqualified deferred compensation plan.
Contributions: Participants, including our named executive officers, receive employer contributions equal to the excess of the employer contribution they would have received under our 401(k) plan, but for Internal Revenue Service limits, over the employer contributions made on their behalf to the 401(k) plan. In addition, participants may elect to defer up to 90% of their annual base salary and up to 100% of their annual bonuses into the plan. Employer contributions vest three plan years after contribution and accelerate upon the participant’s death, retirement or disability and upon a change in control.
Investment: The value of the participant’s account balances is determined based on the notional investments selected by the participant.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	31

Distributions: Participants may elect each year in-service distributions that pay in a single lump sum payment or in annual installments over up to ten years, as elected by the participant, and may begin in-service distributions during a participant’s employment, subject to the limitations of the plan. In addition, retirement or disability distributions are paid out in any whole number of years up to 15 years, as elected by the participant, and if not selected, the default distribution method is five annual installments. Participants may elect each year that account balances on a termination of employment will be paid out in a single lump sum payment or in annual installments over up to ten years.
The following table sets forth information regarding the participation of our named executive officers in our nonqualified deferred compensation plan for Fiscal 2022.
Name	Executive contributions in last FY ($)(1)	Registrant contributions in last FY ($)(2)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)(4)	Aggregate balance at last FYE ($)(5)
Alex Ryan	—	109,049	-23,331	117,450	185,168
Lori Beaudoin	—	52,270	-3,707	64,820	81,042
Gayle Bartscherer	—	—	—	—	—
Pete Przybylinski	36,598	43,495	-34,566	103,562	223,909
Zach Rasmuson	309,914	43,415	-97,785	172,595	1,102,809
(1)	Amounts reported in this column are also included in the “Salary” and “Nonequity Incentive Plan Compensation” columns in the “Summary Compensation Table” above for Fiscal 2022.
(2)	Amounts reported in this column are also included in the “All Other Compensation” column in the “Summary Compensation Table” above for Fiscal 2022.
(3)
Amounts reported in this column represent the earnings or losses of each named executive officer’s account balance in Fiscal 2022 based on the notional investments selected by such named executive officer.

(4)	Amounts reported in this column represent in-service distributions elected by the named executive officers that paid out in Fiscal 2022.
(5)
The aggregate balance includes deferrals of compensation and employer contributions for prior fiscal years. Amounts deferred by and employer contributions to individuals who were named executive officers for the fiscal year of the deferral or contribution were included in the compensation reported for those individuals in the compensation tables in prior proxy statements.

Potential Payments Upon Termination or Change in Control
Each of our named executive officers is party to an employment agreement with us that provides for certain payments and benefits in the event of certain terminations of employment. The material terms of these agreements are summarized below. As used in the summary below, the terms “cause” and “good reason” have the meanings set forth in the applicable employment agreement.
If any of our named executive officer’s employment is terminated by us other than for cause or by the named executive officer for good reason, he or she will be entitled to receive base salary continuation for twelve months, reimbursement of Consolidated Omnibus Budget Reconciliation Act premiums for up to twelve months (based on the portion of monthly health premiums paid by us immediately prior to his or her termination), and any annual bonus for the fiscal year prior to the fiscal year in which such termination occurs, to the extent not yet paid, in each case, subject to his or her execution of a separation agreement containing a general release of claims.
With respect to the options and RSUs held by our named executive officers, in the event of a change in control of the Company (as defined in the award agreements) in which an acquiring or surviving entity assumes, continues or substitutes the options and/or RSUs, as applicable, if the named executive officer’s employment is terminated without cause or for good reason, in either case, within 18 months following such change in control, the options and/or RSUs, as applicable, will become fully vested upon such termination. If the options and/or RSUs, as applicable, are not assumed, continued or substituted in connection with a change in control, the options and/or RSUs, as applicable, will become fully vested as of such change in control.
32	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

The table below sets forth the change in control and severance benefits that would be payable to our named executive officers if his or her employment terminated under the circumstances described below, in each case, on July 31, 2022. No benefits would be payable upon a change in control without an associated termination of employment (unless options and/or RSUs are not assumed, continued or substituted as described above).
Name		Involuntary Termination Without Cause ($)	Termination by Executive for Good Reason ($)	CIC with Termination for Good Reason or Without Cause ($)
Alex Ryan
	Severance(1)	630,000	630,000	630,000
	Acceleration of Unvested Options(2)	—	—	698,478
	Acceleration of Unvested Restricted Stock Units(3)	—	—	1,643,723
	Medical & Dental Continuations (employer portion)(4)	12,440	12,440	12,440
	Total	642,440	642,440	2,984,641
Lori Beaudoin
	Severance(1)	400,000	400,000	400,000
	Acceleration of Unvested Options(2)	—	—	349,237
	Acceleration of Unvested Restricted Stock Units(3)	—	—	821,852
	Medical & Dental Continuations (employer portion)(4)	3,957	3,957	3,957
	Total	403,957	403,957	1,575,046
Gayle Bartscherer
	Severance(1)	375,000	375,000	375,000
	Acceleration of Unvested Options(2)	—	—	—
	Acceleration of Unvested Restricted Stock Units(3)	—	—	305,875
	Medical & Dental Continuations (employer portion)(4)	18,254	18,254	18,254
	Total	393,254	393,254	699,129
Pete Przybylinski
	Severance(1)	375,000	375,000	375,000
	Acceleration of Unvested Options(2)	—	—	267,410
	Acceleration of Unvested Restricted Stock Units(3)	—	—	629,300
	Medical & Dental Continuations (employer portion)(4)	12,440	12,440	12,440
	Total	387,440	387,440	1,284,150
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	33

Name		Involuntary Termination Without Cause ($)	Termination by Executive for Good Reason ($)	CIC with Termination for Good Reason or Without Cause ($)
Zach Rasmuson
	Severance(1)	375,000	375,000	375,000
	Acceleration of Unvested Options(2)	—	—	267,410
	Acceleration of Unvested Restricted Stock Units(3)	—	—	629,300
	Medical & Dental Continuations (employer portion)(4)	12,446	12,446	12,446
	Total	387,446	387,446	1,284,156
(1)	Severance amounts are the amounts payable under the applicable named executive officer’s employment agreement, based on the named executive officer’s compensation as in effect on July 31, 2022.
(2)
Acceleration of Unvested Options amounts reflect the value of stock options that would accelerate if the named executive officer’s employment is terminated without cause or for good reason, in either case, within 18 months following a change in control of the Company. Amounts are based on the closing price of a share of our common stock ($18.34) on July 29, 2022, the last trading day of Fiscal 2022. No amount is included for Ms. Bartscherer because her unvested stock options were out-of-the-money based on such closing price.

(3)
Acceleration of Unvested Restricted Stock Units amounts reflect the value of RSUs that would accelerate if the named executive officer’s employment is terminated without cause or for good reason, in either case, within 18 months following a change in control of the Company. Amounts are based on the closing price of a share of our common stock ($18.34) on July 29, 2022, the last trading day of Fiscal 2022.

(4)
Benefit continuation amounts are calculated based on the cost of premiums under our group health plans as of July 31, 2022. The benefit continuation amount reported for Ms. Beaudoin also includes a $300 monthly payment in lieu of Company-provided health and welfare benefits.

Director Compensation
In connection with our IPO, we adopted a non-employee director compensation policy, which covers non-employee members of our Board who are not affiliated with our investors (“covered non-employee directors”). Under our non-employee director compensation policy, each covered non-employee director will receive an annual cash retainer for service to our Board and an additional annual cash retainer for service on any committee of our Board or for serving as the lead director or the chair of our Board or any of its committees in Fiscal 2022, in each case, prorated for partial years of service, as follows:
	Board or Committee Member	Lead Director or Committee Chair
Annual Cash Retainer	$60,000	$75,000
Additional Annual Cash Retainer for Compensation Committee	$8,500	$15,000
Additional Annual Cash Retainer for Nominating and Corporate Governance Committee	$5,000	$10,000
Additional Annual Cash Retainer for Audit Committee	$10,000	$20,000
For Fiscal 2022, each covered non-employee director was granted RSUs having a grant date fair value of approximately $110,000, such RSUs to vest on the earlier of the first anniversary of the date of grant and the date of the next annual meeting of our stockholders, generally subject to the non-employee director’s continued service, through the applicable vesting date. Mr. Lares’ stock compensation is greater than $110,000 for Fiscal 2022 because Mr. Lares was granted RSUs as compensation for the prorated period from when he joined the Board in December 2021 to January 2022, the date when all directors received their RSU grants.
34	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

The following table sets forth the compensation awarded to, earned by or paid to the non-employee members of our Board in respect of their service to our Board during our Fiscal 2022. Mr. Ryan’s compensation for Fiscal 2022 is included in the “Summary Compensation Table” above and as described in the “Compensation Discussion and Analysis” above. Other than as set forth in the table below, we did not pay any compensation to any of the members of our Board for Fiscal 2022.
Name	Fees earned or paid in cash ($)(1)	Stock awards ($)(2)	Total ($)
Daniel Costello(3)	—	—	—
Melanie Cox	80,000	109,984	189,984
Charles Esserman(3)	—	—	—
Michelle Gloeckler	75,000	109,984	184,984
Adriel Lares(4)	45,652	122,067	167,719
Deirdre Mahlan	88,500	109,984	198,484
James O'Hara(3)	—	—	—
(1)	The amount reported in this column represents cash fees earned in Fiscal 2022.
(2)
The amounts reported in this column represent the grant date value of RSUs granted to our non-employee directors in Fiscal 2022, computed in accordance with FASB ASC Topic 718. We do not estimate forfeitures in calculating the grant date value of the RSUs, as permitted by FASB ASC Topic 718. The assumptions used to value the RSUs for this purpose are set forth in Note 15 (Equity-based compensation) to our consolidated financial statements filed with our Annual Report on Form 10-K for the fiscal year ended July 31, 2022. The following non-employee directors held unvested RSUs in the following amounts on July 31, 2022:

Non-employee director	Number of unvested RSUs
Melanie Cox	5,434
Michelle Gloeckler	5,434
Adriel Lares	6,031
Deirdre Mahlan	5,434
(3)
Mr. Esserman, Mr. O’Hara and Mr. Costello are affiliated with TSG. Members of our Board who are affiliated with our investors do not receive compensation in respect of their service on our Board. See “Certain Relationships and Related Transactions.”

(4)	Mr. Lares joined the Board on December 7, 2021.
The Board has adopted stock ownership guidelines for our independent directors, chief executive officer and executive vice presidents, described above, under which our independent directors are required to acquire and own stock or stock equivalents in an amount equal to four times the annual retainer for our independent directors. Pursuant to the stock ownership guidelines, our independent directors, chief executive officer and executive vice presidents must achieve their respective ownership requirements by the later of five years from the date of appointment or five years from the adoption of the policy.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	35

PROPOSAL NO. 3
Advisory Vote on the Frequency of Future Stockholder Advisory Votes on
the Compensation of Our Named Executive Officers
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders to indicate their preference at least once every six years regarding how frequently we should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in our proxy statement. Accordingly, we are asking our stockholders to indicate whether they would prefer an advisory vote every one year, two years or three years. Alternatively, stockholders may abstain from casting a vote.
The Board recommends that future non-binding advisory votes on compensation of our named executive officers be held every THREE YEARS. The Board believes that holding a vote every three years is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a more informed and thoughtful manner based on a long-term analysis of our compensation program; and (ii) it would avoid placing too much emphasis on the results or actions of a single year and would instead allow our stockholders to make a more meaningful evaluation of our performance compared to our compensation practices.
Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting one year, two years, or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes may abstain from voting on the proposal.
As an advisory vote, this proposal is not binding. However, the Board and Nominating and Corporate Governance Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.
The Board recommends a vote to hold future stockholder advisory votes on the compensation of our named executive officers every THREE YEARS.
36	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

PROPOSAL NO. 4
APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO LIMIT THE LIABILITY OF CERTAIN OFFICERS OF THE COMPANY
Article VI of our Amended and Restated Certificate of Incorporation currently provides for the Company to limit the monetary liability of directors in certain circumstances pursuant to and consistent with Section 102(b)(7) of the DGCL. Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended to permit a corporation’s certificate of incorporation to include a provision eliminating or limiting monetary liability for certain senior corporate officers for breach of the duty of care in certain actions. The Board has unanimously approved and declared advisable the amendment to our Amended and Restated Certificate of Incorporation to provide for the elimination or limitation of monetary liability of specified executive officers of the Company for breach of the duty of care in certain actions and recommends that Stockholders approve such amendment. Upon approval of this proposal, the Company will file a Certificate of Amendment of our Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) in the form attached hereto as Appendix A.
Purpose and Possible Effects of the Proposed Amendment
The Board desires to amend our Amended and Restated Certificate of Incorporation to maintain provisions consistent with the governing statutes contained in the DGCL and believes that amending our Amended and Restated Certificate of Incorporation to add the authorized liability protection for certain officers, consistent with the protection in our Amended and Restated Certificate of Incorporation currently afforded our directors, is necessary in order to continue to attract and retain experienced and qualified officers.
The proposed Certificate of Amendment would allow for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the Company itself or for derivative claims brought by stockholders in the name of the Company. As is currently the case with directors under our Amended and Restated Certificate of Incorporation, the Certificate of Amendment would not limit the liability of officers for: any breach of the duty of loyalty to the Company or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law and any transaction from which the officer derived an improper personal benefit.
Required Vote; Effect of Proposal
To be approved, this proposal requires the affirmative vote of a majority of the shares entitled to vote. Abstentions and broker non-votes will have the same effect as votes “AGAINST” this proposal. If shareholder approval for this proposal is not obtained, then the Certificate of Amendment will not be filed with the Delaware Secretary of State.
The Board recommends a vote FOR the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to limit the liability of certain officers of the Company.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following table sets forth information with respect to the beneficial ownership of our common stock common stock for (a) each person, or group of affiliated persons, known by us to beneficially own beneficially more than 5% of our outstanding shares of our common stock, (b) each member of the Board, (c) each of our named executive officers and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of November 21, 2022. For other stockholders who beneficially own more than 5% of our outstanding shares of our common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.
Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by that person.
The percentage of shares beneficially owned is computed on the basis of 115,184,161 shares of common stock outstanding as of November 21, 2022. Unless otherwise indicated below, the address for each beneficial owner listed is c/o The Duckhorn Portfolio, Inc., 1201 Dowdell Lane St. Helena, CA 94574.
Pursuant to the terms of the Stockholders Agreement, investment funds affiliated with TSG have the right to appoint four directors to serve on our Board. Under the agreement, we are required to take all necessary action to cause the Board to include individuals designated by TSG in the slate of nominees recommended by the Board for election by our stockholders. Investment funds affiliated with TSG also have the exclusive right to remove their designees and to fill vacancies created by the removal or resignation of their designees, and we are required to take all necessary action to cause such removals and fill such vacancies at the request of TSG.
38	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

	Common Stock beneficially owned
Name of beneficial owner	Number	Percentage
5% stockholders:
Mallard Holdco, LLC(1)	68,147,261	59.2%
Select Equity Group, L.P.(2)	6,241,006	5.4%
Directors and named executive officers:
Alex Ryan(3)	1,677,971	1.5%
Lori Beaudoin(4)	899,061	*
Daniel Costello(5)	—	*
Melanie Cox(6)	12,434	*
Charles Esserman(5)	—	*
Michelle Gloeckler(7)	9,851	*
Adriel Lares(8)	6,031	*
Deirdre Mahlan(9)	12,434	*
James O’Hara(5)	144,527	*
Pete Przybylinski(10)	480,069	*
Zach Rasmuson(11)	476,420	*
Gayle Bartscherer	—	*
All executive officers and directors as a group (13 persons)(12)	3,880,043	3.4%
(*)	Represents beneficial ownership or voting power of less than 1%.
(1)
Consists of 68,147,261 shares of common stock, held directly by Mallard Holdco, LLC. Voting and investment decisions with respect to securities held by Mallard Holdco, LLC are made by a committee of three or more individuals, none of whom individually has the power to direct such decisions. The address of Mallard Holdco, LLC is c/o TSG Consumer Partners, LLC, 600 Montgomery Street, Suite 2900, San Francisco, CA 94111.

(2)	Based on a Schedule 13G filed by Select Equity Group, L.P. with the SEC on February 2, 2022. The address for Select Equity Group, L.P. is 380 Lafayette Street, 6th Floor, New York, New York 10003.
(3)
Includes 89,624 options to purchase shares of common stock exercisable within 60 days. Also includes 1,568,901 shares of common stock held by the Alex and Jeanine Ryan 2015 Revocable Trust, for which Mr. Ryan is trustee.

(4)
Includes 44,811 options to purchase shares of common stock exercisable within 60 days. Also includes 844,695 shares of common stock held by the Brian and Lori Beaudoin Trust 2005, as amended and restated in 2012, for which Ms. Beaudoin is trustee.

(5)
Does not include shares of common stock beneficially owned by Mallard Holdco, LLC. Mr. Esserman is Chief Executive Officer of TSG, Mr. O’Hara is President of TSG and Mr. Costello is Managing Director of TSG, and therefore may be deemed to beneficially own such shares, however each disclaims beneficial ownership of such shares.

(6)	Includes 5,434 shares of common stock underlying RSUs held by Ms. Cox that have vested or will vest within 60 days.
(7)	Includes 5,434 shares of common stock underlying RSUs held by Ms. Gloeckler that have vested or will vest within 60 days.
(8)	Includes 6,031 shares of common stock underlying RSUs held by Mr. Lares that have vested or will vest within 60 days.
(9)	Includes 5,434 shares of common stock underlying RSUs held by Ms. Mahlan that have vested or will vest within 60 days.
(10)
Includes 34,311 options to purchase common stock exercisable within 60 days. Also includes 438,533 shares of common stock held by The Przybylinski Family Trust dated July 24, 2006, for which Mr. Przybylinski is trustee.

(11)	Includes 34,311 options to purchase common stock exercisable within 60 days. Also includes 422,685 shares of common stock held by Rasmuson 2016 Family Trust, for which Mr. Rasmuson is trustee.
(12)	Includes 237,368 options to purchase shares of common stock exercisable within 60 days and 22,333 shares of common stock underlying RSUs that have vested or will vest within 60 days.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	39

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.
Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the fiscal year ended July 31, 2022, except that Alex Ryan, Lori Beaudoin, Pete Przybylinski, Zach Rasmuson, Sean Sullivan and Carol Reber each filed one Form 4 late with respect solely to the withholding of shares for payment of tax liability related to the previously disclosed vesting of certain RSUs.
40	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Grape Purchase Agreement
On May 16, 2016, we entered into grape purchase agreement with Alex Ryan, our President, Chief Executive Officer and Chairman, to purchase up to 25 tons of Merlot grapes per year at the then-current market price, subject to annual adjustment to reflect changes in market prices. The agreement was amended in August 2017. The agreement may be terminated by either party, effective at the conclusion of any harvest year, upon delivery of written notice on or prior to March 1 of such year. In Fiscal 2022, we paid Mr. Ryan $63,821.72 pursuant to the grape purchase agreement.
Transactions in Connection with our IPO
These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business-Available information” in our Fiscal 2022 Annual Report on Form 10-K.
Stockholders Agreement
In connection with our IPO, we entered into a stockholders agreement with investment funds affiliated with TSG. Pursuant to the Stockholders Agreement, we are required to take all necessary action to cause the Board and its committees to include director candidates designated by TSG in the slate of director nominees recommended by the Board for election by our stockholders. These nomination rights are described in this proxy statement in the sections titled “Management-Board Composition and Director Independence” and “Management-Board Committees.” The Stockholders Agreement also provides that we will obtain customary director indemnity insurance.
Registration Rights Agreement
In connection with our IPO, we entered into a registration rights agreement with investment funds affiliated with TSG. The registration rights agreement provides TSG with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by it, subject to certain conditions. In addition, in the event that we register additional shares of common stock for sale to the public, we are required to give notice of such registration to TSG, and, subject to certain limitations, include shares of common stock held by them in such registration. The agreement includes customary indemnification provisions in favor of TSG, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.
Indemnification Agreements
Prior to the completion of our IPO, we entered into indemnification agreements with each of our directors. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
Employment Agreements
We have entered into employment agreements with our named executive officers. For more information regarding the agreements with our named executive officers, see “Executive Compensation — Agreements with our Named Executive Officers.”
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	41

Related Party Transactions Policy
In connection with our IPO, we adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions.
42	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended July 31, 2022 with management.
The Audit Committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.
Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements be included in our Fiscal 2022 Annual Report on Form 10-K for filing with the SEC.
The Audit Committee has also appointed PwC as the Company’s independent registered public accounting firm for Fiscal 2023.
Respectfully submitted,
THE AUDIT COMMITTEE
Deirdre Mahlan, Chair
Michelle Gloeckler
Adriel Lares
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	43

ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials
Pursuant to SEC Rule 14a-8, certain stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the Fiscal 2024 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on July 26, 2023.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Corporate Secretary at The Duckhorn Portfolio, Inc. 1201 Dowdell Lane, St. Helena, CA 94574. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our Fiscal 2024 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the Fiscal 2024 annual meeting must notify us no earlier than September 22, 2023 and no later than October 22, 2023. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the Fiscal 2024 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at The Duckhorn Portfolio, Inc., 1201 Dowdell Lane, St. Helena, CA 94574, or by email at legal@duckhorn.com.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.
A copy of the Company’s Annual Report on Form 10-K for the year ended July 31, 2022, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.duckhorn.com.
Householding
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.
44	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

Voting by Telephone or the Internet
Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.
Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.
Other Matters
The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.
The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement	45

APPENDIX A
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
THE DUCKHORN PORTFOLIO, INC.
The Duckhorn Portfolio, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:
1. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 23, 2021 (the “Amended and Restated Certificate of Incorporation”).
2. The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
3. That Article VI of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:
ARTICLE VI – LIMITATION OF DIRECTOR AND OFFICER LIABILITY
To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, modification or repeal. If, after this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the DGCL or such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.
4. All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by Sean Sullivan, its Executive Vice President, Chief Legal and Strategy Officer, this [•] day of [•], 202[ ]
By:
Name: Sean Sullivan
Title:  Executive Vice President, Chief Legal and Strategy Officer
46	The Duckhorn Portfolio, Inc. | Fiscal 2023 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 19, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to **www.virtualshareholdermeeting.com/NAPA2023**
You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 19, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Melanie Cox	☐	☐	☐
1b. Adriel Lares	☐	☐	☐
1c. James O'Hara	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. Ratification of the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for Fiscal 2023.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
3. Advisory Vote to Approve the Frequency of Future Stockholder Advisory Votes on Compensation of Named Executive Officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 4:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000584159_1 R1.0.0.3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

THE DUCKHORN PORTFOLIO, INC.
Annual Meeting of Stockholders
January 20, 2023 9:30 AM PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alex Ryan and Sean Sullivan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of THE DUCKHORN PORTFOLIO, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, PST on January 20, 2023, at www.virtualshareholdermeeting.com/NAPA2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000584159_2 R1.0.0.3